Exhibit 99.6

Schedule of Transactions in Shares by Kition Holding Corp.

Kition Holding Corp.

Transaction Date	Transaction	Security	Shares Sold	Average Sale Price Per Share
11/16/2017	Sell	Common Stock	161,552	3.00
11/17/2017	Sell	Common Stock	88,448	3.00
11/22/2017	Sell	Common Stock	42,527	3.20
11/24/2017	Sell	Common Stock	78,523	3.20
11/27/2017	Sell	Common Stock	22,139	3.20
11/28/2017	Sell	Common Stock	6,811	3.07
11/28/2017	Sell	Common Stock	5,000	3.05
11/28/2017	Sell	Common Stock	5,000	3.11
11/28/2017	Sell	Common Stock	6,300	3.15
11/29/2017	Sell	Common Stock	3,700	3.15
12/01/2017	Sell	Common Stock	10,000	3.20
12/01/2017	Sell	Common Stock	30,000	3.21
12/01/2017	Sell	Common Stock	10,000	3.25
12/04/2017	Sell	Common Stock	10,000	3.30
12/04/2017	Sell	Common Stock	10,000	3.35
12/04/2017	Sell	Common Stock	2,000	3.40